SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

      Filed by the Registrant ☒

      Filed by a Party other than the Registrant ☐

      Check the appropriate box:

      ☐ Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

      ☒ Definitive Proxy Statement

      ☐ Definitive Additional Materials

      ☐ Soliciting Material Under Rule 14a-12

USEC INC.

(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

      ☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1) Title of each class of securities to which transaction applies:

      (2) Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      (4) Proposed maximum aggregate value of transaction:

      (5) Total fee paid:

      ☐ Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1) Amount previously paid:

      (2) Form, Schedule or Registration Statement No.:

      (3) Filing Party:

      (4) Date Filed:

GENERAL INFORMATION ABOUT THE MEETING AND VOTING
ITEM 1. ELECTION OF DIRECTORS
Corporate Governance
Meetings and Committees of the Board
Compensation of Directors
Director Stock Ownership Requirements
Security Ownership of Certain Beneficial Owners and Management
Summary Compensation Table
Options/SAR Grants in Last Fiscal Year
Aggregated Fiscal Year End Option Values
Long-Term Incentives -- Restricted Stock Unit Awards in Last Fiscal Year
Pension Plan
Report of the Compensation Committee on Executive Compensation
Employment Contracts, Termination of Employment and Change in Control Arrangements
Certain Relationships and Related Transactions
Section 16(a) Beneficial Ownership Reporting Compliance
Performance Graph
Performance Graph
Audit, Finance and Corporate Responsibility Committee Report
Audit Committee
ITEM 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
Vote Required for Ratification
Other Matters
Proposals By Shareholders
Miscellaneous

USEC Inc.

Two Democracy Center
6903 Rockledge Drive
Bethesda, Maryland 20817

March 12, 2003

Dear Shareholder:

      Last year, the Company changed its June 30 fiscal year end to a December 31 fiscal year end. As a result, this year’s Annual Meeting of Shareholders will be held earlier than in past years.

      You are cordially invited to attend our Annual Meeting of Shareholders to be held at 10:00 a.m., local time, Monday, April 28, 2003, at the Company’s corporate offices located at 6903 Rockledge Drive, Bethesda, Maryland.

      Matters scheduled for consideration at this meeting are the election of eight directors and ratification of the appointment of the Company’s independent auditors. The meeting will also provide an opportunity to review with you USEC’s business during the six-month period ended December 31, 2002.

      Your vote is important no matter how many shares you own. We encourage you to vote your shares today. You may vote by completing and returning the enclosed proxy card in the postage-paid envelope provided or by using telephone or Internet voting systems. If you do attend the meeting and desire to vote in person, you may do so even though you have previously submitted your proxy.

      We thank you for your interest in USEC Inc.

Sincerely,

James R. Mellor	William H. Timbers
Chairman of the Board	President and Chief Executive Officer

USEC Inc.

Two Democracy Center
6903 Rockledge Drive
Bethesda, Maryland 20817

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held April 28, 2003

      The Annual Meeting of Shareholders of USEC Inc. will be held on Monday, April 28, 2003, at 10:00 a.m., local time, at the Company’s corporate offices located at 6903 Rockledge Drive, Bethesda, Maryland, for the purpose of considering and voting upon:

1. The election of eight directors for a term of one year;

2. The ratification of the appointment of PricewaterhouseCoopers LLP as USEC’s independent auditors for the 2003 fiscal year; and

3. Such other business as may properly come before the meeting or any adjournments thereof.

      We are enclosing a copy of the Company’s Transition Report for the six-month period ended December 31, 2002 with this Notice and Proxy Statement.

      The record date for determining shareholders entitled to notice of, and to vote at, the meeting is the close of business March 4, 2003. Please complete and return the enclosed proxy card in the postage-paid envelope provided at your earliest convenience, or use telephone or Internet voting systems.

By Order of the Board of Directors,

Timothy B. Hansen
Senior Vice President, General Counsel, and Secretary

Bethesda, Maryland

March 12, 2003

2003 PROXY STATEMENT

USEC Inc.

Two Democracy Center
6903 Rockledge Drive
Bethesda, Maryland 20817

PROXY STATEMENT

      We are providing these proxy materials in connection with the solicitation by the Board of Directors of USEC Inc. of proxies to be voted at USEC’s Annual Meeting of Shareholders to be held on April 28, 2003 or at any adjournments, postponements or reschedulings, thereof. This Proxy Statement, proxy card and USEC Inc.’s Transition Report for the six-month period ended December 31, 2002 will be mailed to each shareholder commencing on or about March 12, 2003.

GENERAL INFORMATION ABOUT THE MEETING AND VOTING

Who may vote at the meeting?

      The Board has set March 4, 2003 as the record date for the meeting. If you were the owner of USEC Inc. common stock at the close of business on March 4, 2003, you may vote at the meeting. You are entitled to one vote for each share of common stock you held on the record date, including shares:

•	held directly in your name with our transfer agent, EquiServe, as a “holder of record”;

•	held for you in an account with a broker, bank or other nominee (shares held in “street name”); and

•	held for you under a USEC employee stock ownership plan with our plan administrator, EquiServe.

How many shares must be present to hold the meeting?

      A majority of USEC’s outstanding shares of common stock as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. On the record date, there were 82,097,954 shares of USEC common stock outstanding. Your shares are counted as present at the meeting if you:

•	are present and vote in person at the meeting; or

•	have properly submitted a proxy card prior to the meeting.

What proposals will be voted on at the meeting?

      There are two items scheduled to be voted on at the meeting:

•	election of eight directors; and

•	ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors.

How many votes are required to approve each item?

      Directors will be elected by a plurality of the votes cast at the Annual Meeting. This means that the eight nominees who receive the largest number of “FOR” votes cast will be elected as directors.

      The ratification of the appointment of the independent auditors requires the “FOR” vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote on that proposal.

How are votes counted?

      You may either vote “FOR” or “WITHHOLD” authority to vote for each of our nominees for the Board of Directors. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on the ratification of the appointment of the independent auditors. If you withhold authority to vote with respect to any nominee, your shares will be counted for purposes of establishing a quorum, but will have no effect on the election of that nominee. If you abstain from voting on the other proposal, your shares will be counted as present for purposes of establishing a quorum, and the abstention will have the same effect as a vote against that proposal. If you just sign and submit your proxy card without voting instructions, your shares will be voted “FOR” each director nominee and “FOR” the other proposal.

      Broker non-votes, which occur when brokers do not receive voting instructions from their customers and the broker does not have discretionary voting authority with respect to such matter, will have no effect on the outcome of the election of directors or the ratification of the appointment of the independent auditors.

How does the Board recommend that I vote?

      The Board of Directors recommends that you vote “FOR” each of the director nominees named in this Proxy Statement and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors.

How do I vote my shares without attending the meeting?

      Whether you hold shares directly, in “street name,” or through a USEC stock ownership plan, you may direct your vote without attending the Annual Meeting. If you are a shareholder of record or hold shares through a USEC stock ownership plan, you may vote by signing and dating your proxy card and mailing it in the postage-paid envelope provided. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity.

      For shares held in street name, you should follow the voting directions provided by your broker or nominee. You may complete and mail a voting instruction card to your broker or nominee or, in most cases, submit voting instructions by telephone or the Internet. If you provide specific voting instructions by mail, telephone or the Internet, your shares will be voted by your broker or nominee as you have directed.

How do I vote my shares in person at the meeting?

      Even if you plan to attend the meeting, we encourage you to vote by signing, dating, and returning the enclosed proxy card so your vote will be counted if you later decide not to attend the meeting.

If you choose to vote at the Annual Meeting:

•	If you are a shareholder of record, you may vote by the ballot provided at the meeting.

•	If you hold your shares in “street name,” you must obtain a proxy in your name from your bank, broker, nominee or other holder of record in order to vote by ballot at the meeting.

What happens if my shares are held in more than one account?

      If your shares are held in more than one account, you will receive one proxy card for each account. To ensure that all of your shares in each account are voted, please sign, date and return each proxy card you receive.

May I revoke my proxy and change my vote?

      You may revoke your proxy at any time before it is voted by:

•	submitting a properly signed proxy card with a later date;

•	delivering to the Secretary of USEC a written notice of revocation bearing a later date than the proxy; or

•	voting in person at the Annual Meeting.

ITEM 1. ELECTION OF DIRECTORS

      On the nomination of the Company’s Board of Directors, the eight director nominees listed below will stand for re-election as directors to hold office until the next Annual Meeting of Shareholders and until their successors are elected and have qualified. Each of the nominees presently is a member of and together constitute the Company’s Board. Proposed New York Stock Exchange (“NYSE”) listing standards will require that the boards of listed companies have a majority of independent directors and that audit, nominating and governance, and compensation committee members must all be independent as determined by the Board in its business judgment. At its January 2003 meeting, after reviewing the current and proposed NYSE and other applicable standards of independence, the Board of Directors determined that a majority of the director nominees qualify as independent directors, and all of the members of the Company’s Audit, Finance and Corporate Responsibility; Nominating and Governance; and Compensation committees are independent.

      Unless otherwise directed, shares represented by proxies solicited on behalf of the Board of Directors will be voted for the nominees listed below. All nominees have consented to serve if elected, but if any nominee becomes unavailable to serve, the persons named as proxies may exercise their discretion to vote for a substitute nominee.

      The following table presents information concerning the individuals nominated for election as directors of USEC.

	Age at
Name	December 31, 2002	Principal Occupation

James R. Mellor, Chairman	72	Retired Chairman and Chief Executive Officer of General Dynamics Corporation
Michael H. Armacost	65	Walter H. Shorenstein Distinguished Fellow and Visiting Professor in the Asia/Pacific Research Center at Stanford University
Joyce F. Brown	56	President of the Fashion Institute of Technology of the State University of New York
John R. Hall	70	Retired Chairman and Chief Executive Officer of Ashland, Inc.
W. Henson Moore	63	President and Chief Executive Officer of American Forest and Paper Association
Joseph F. Paquette, Jr.	68	Retired Chairman and Chief Executive Officer of PECO Energy Company
William H. Timbers	53	President and Chief Executive Officer of USEC Inc.
James D. Woods	71	Retired Chairman and Chief Executive Officer of Baker Hughes, Inc.

James R. Mellor has been a Director since 1998. He served as Chairman and Chief Executive Officer of General Dynamics Corporation, a company engaged in shipbuilding and marine systems, land and amphibious combat systems, information systems, and business aviation businesses, from 1994 to 1997, and served as President and Chief Executive Officer from 1993 to 1994. He was previously General Dynamics’ President and Chief Operating Officer. He also serves on the Board of Directors of AmerisourceBergen Corporation, Computer Sciences Corporation, General Dynamics Corporation, and Net2Phone, Inc. Mr. Mellor also serves on the Board of Trustees of the National Museum of American History and the Board of Trustees of the Scripps Research Institute.
Michael H. Armacost has been a Director since 2002. He is a Walter H. Shorenstein distinguished fellow and visiting professor in the Asia/ Pacific Research Center at Stanford University. Mr. Armacost served as president and a trustee of The Brookings Institution from 1995 to 2002. He served as Undersecretary of State for Political Affairs from 1984 to 1989, as U.S. Ambassador to Japan from 1989 to 1993 and to the Philippines from 1982 to 1984. Mr. Armacost serves on the Board of Directors of AFLAC Inc., Applied Materials Inc., and Cargill, Incorporated.
Joyce F. Brown has been a Director since 1998. She is the President of the Fashion Institute of Technology of the State University of New York. From 1994 to 1997, Dr. Brown was a professor of clinical psychology at the City University of New York, where she previously held several Vice Chancellor positions. From 1993 to 1994, she served as the Deputy Mayor for Public and Community Affairs in the Office of the Mayor of the City of New York. Dr. Brown also serves on the Board of Directors of Polo Ralph Lauren Corporation, PAXAR Corporation, and Neuberger Berman Inc.
John R. Hall has been a Director since 1998. He served as Chairman of the Board of Directors of Ashland, Inc., a company engaged in road construction, specialty chemicals, lubricants, car-care products, chemical and plastics distribution and transportation fuels businesses, from 1981 to 1997, and served as Chief Executive Officer from 1981 to 1996. He was Chairman of the Board of Directors of Arch Coal, Inc. from 1997 to 1998, and a director until 1999. Mr. Hall is also a director of Bank One Corporation, The Canada Life Assurance Company, CSX Corporation, Humana Inc., and GrafTech International Ltd.
W. Henson Moore has been a Director since 2001. He has been President and Chief Executive Officer of the American Forest and Paper Association, the national trade association of the forest, paper and wood products industry, since 1995. He also serves as President of the International Council of Forest Product Association. He was previously Deputy Secretary of Energy from 1989 to 1992 and, in 1992 became Deputy Chief of Staff for President George Bush. From 1975 to 1987 he represented the Sixth Congressional District of Louisiana in the U.S. House of Representatives. He is on the Board of Directors of the American Council for Capital Formation and the United States-New Zealand Council. He also serves on the advisory board of Small Business Resources.

Joseph F. Paquette, Jr. has been a Director since 2001. He served as Chairman and Chief Executive Officer of PECO Energy Company, a company engaged in the production, purchase, transmission, distribution, and sale of electricity and the distribution and sale of natural gas, from 1988 until his retirement in 1997. Before that, he held positions with Consumers Power Company as President, and Senior Vice President and Chief Financial Officer, and with Philadelphia Electric Company as Chief Financial Officer. He is a member of the Board of Directors of CMS Energy Corporation, AAA Mid-Atlantic, Inc., the AAA Mid-Atlantic Insurance Company, and the Mercy Health System.
William H. Timbers has been a Director since 1998. He has been President and Chief Executive Officer of the Company since 1994. He was appointed USEC Transition Manager in March 1993 by President Clinton. Prior to this appointment, Mr. Timbers was President of The Timbers Corporation, an investment-banking firm based in Stamford, Connecticut, from 1991 to 1993. Before that, he was a Managing Director of the investment-banking firm of Smith Barney, Harris Upham & Co., Inc. in New York and San Francisco.
James D. Woods has been a Director since 2001. He served as Chairman and Chief Executive Officer of Baker Hughes Inc., a provider of drilling, formation evaluation, completion and production products and services to the worldwide oil and gas industry. From 1989 to 1997 he was Chairman of the Board of Baker Hughes Inc., and its President and Chief Executive Officer from 1986 to 1997. Mr. Woods is also a director of Varco International, Inc., OMI Corporation, ESCO Technologies, Inc., Foster Wheeler Ltd., and Integrated Electrical Services, Inc.

      The Board Recommends voting FOR ALL Nominees listed above.

Corporate Governance

      The Board of Directors recognizes that good corporate governance is an important means of protecting the interests of the Company’s shareholders, employees, customers, and the community. The Company has closely monitored the recent legislative and regulatory corporate governance reforms, including provisions of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the rules of the Securities and Exchange Commission (the “SEC”) interpreting and implementing Sarbanes-Oxley, and the proposed NYSE listing standards. Although many of the requirements still require implementation through rule proposals or rule adoptions by the SEC, the Company believes it is well-positioned to address these reforms. The Company is in compliance with all provisions that are currently effective and believes that its existing practices and principles already meet many of the proposed requirements that have not yet become effective.

      In 2000, the Board of Directors formally adopted Corporate Governance Guidelines that serve as principles addressing the role of the Board of Directors in the areas of fiduciary oversight, independence, evaluation of the chief executive officer, and succession planning. The Corporate Governance Guidelines also set standards relating to the composition and operation of the Board of Directors and its committees, including standards relating to the selection and qualification of directors, evaluation of the Board and its committees, and director education. The Corporate Governance Guidelines are administered by the Board’s Nominating and Governance Committee, which regularly reviews director criteria and qualifications, and leads the performance assessments of the Board.

      The Board annually assesses the adequacy and effectiveness of its Corporate Governance Guidelines, and is currently in the process of reviewing the Guidelines in light of the proposed NYSE listing standards. Copies of the current Corporate Governance Guidelines are available from the Company’s website at www.usec.com or upon request from the Secretary.

Meetings and Committees of the Board

      Pursuant to Delaware General Corporation Law, under which USEC is organized, the business, property, and affairs of the Company are managed under the direction of the Board of Directors. Members of the Board are kept informed of the Company’s business through discussions with the Chairman and officers, by reviewing materials prepared for them by management, and by participating in meetings of the Board and its committees.

      In 2002, the Board of Directors held eight regular meetings and one annual strategic planning meeting. All directors, with the exception of Mr. Armacost, attended 75% or more of the Board of Directors’ meetings and meetings of the committees on which they served. Mr. Armacost joined the Board July 1, 2002 and thus served only six months in 2002. The average attendance of all directors at all Board and committee meetings in 2002 was 91.5%. In the six-month period ended December 31, 2002, the Board held five regular meetings. All directors attended at least 75% of the meetings in the six-month period ended December 31, 2002, other than Dr. Brown who attended three of the five meetings.

      In accordance with the provisions of the bylaws of the Company, the Board has designated four committees. Each committee is composed entirely of non-employee directors.

      The Audit, Finance and Corporate Responsibility Committee consists of Mr. Woods, Chairman, Mr. Armacost, and Mr. Paquette, each of whom the Board has determined is an independent director as defined in the NYSE’s current and proposed listing standards and the provisions of Sarbanes-Oxley, requiring entirely independent audit committees. This Committee is responsible for appointing and terminating the Company’s independent auditors, reviewing the Company’s accounting processes, financial controls, and reporting systems, and the scope of the audits to be conducted. It is also responsible for monitoring the policies, practices, and programs of the Company in its relations with customers, suppliers, employees, shareholders and the communities in which the Company’s production plants are located. The Committee meets regularly in executive session with the Company’s independent auditors and with the Company’s internal auditors. This Committee met five times in 2002, and three times in the six-month period ended December 31, 2002.

      The SEC and the NYSE recently proposed new rules relating to audit committee duties, responsibilities and independence for publicly traded companies. We are reviewing and currently updating our Audit, Finance and Corporate Responsibility Committee charter to comply with these proposed new rules. Under the NYSE listing standards, Audit Committee members must be financially literate. Further, under certain provisions of Sarbanes-Oxley that will be applicable for 2003, at least one member of the Audit Committee must be an “audit committee financial expert,” as defined by the SEC implementing rules. The Board of Directors has determined that all members of the Audit, Finance and Corporate Responsibility Committee are financially literate and that Mr. Paquette qualifies as an “audit committee financial expert.”

      The Compensation Committee consists of Mr. Hall, Chairman, Dr. Brown, and Mr. Paquette, each of whom the Board has determined is an independent director as defined in the proposed NYSE listing standards. This Committee’s responsibilities include overseeing and administering the Company’s executive compensation program, and reviewing overall compensation programs and policies for the Company and its key employees. The Compensation Committee also establishes annual performance objectives under the Company’s incentive programs and oversees administration of employee benefit plans. The Compensation Committee met five times in 2002, and two times in the six-month period ended December 31, 2002.

      The Nominating and Governance Committee consists of Mr. Paquette, Chairman, Mr. Armacost, Mr. Hall, and Mr. Moore, each of whom the Board has determined is an independent director as defined in the proposed NYSE listing standards. This Committee’s responsibilities include selecting potential candidates for directors and recommending candidates to the Board. The Nominating and Governance Committee also conducts an annual performance evaluation of the Chief Executive Officer, conducts Board performance assessments, makes recommendations to the Board regarding corporate governance matters and practices and administers the Board’s Corporate Governance Guidelines. The Committee met five times in 2002, and two times in the six-month period ended December 31, 2002. The Committee will consider shareholder recommendations for nominees for membership on the Board in accordance with the procedures described under “Proposals by Shareholders” below.

      As of November 7, 2002, the Regulatory Affairs Committee’s responsibilities were expanded to include oversight of the Company’s initiatives with various government agencies. The expansion of the Regulatory Affairs Committee’s responsibilities led to the creation of a new committee, the Regulatory and Government Affairs Committee and the dissolution of the Technology Committee.

      The Regulatory and Government Affairs Committee consists of Mr. Moore, Chairman, Dr. Brown, Mr. Mellor, and Mr. Woods. The Regulatory and Government Affairs Committee’s responsibilities include monitoring the Company’s compliance with regulatory requirements, overseeing the Company’s initiatives with and involving various agencies of the United States government and applicable State governments, and advising the Board on regulatory and other governmental considerations in the Board’s deliberations and decision-making processes. The Regulatory and Government Affairs Committee met once in 2002, and did not meet in the six-month period ended December 31, 2002.

Compensation of Directors

      For 2003, non-employee directors will receive:

•	an annual retainer of $65,000;

•	$1,500 for each Board meeting attended;

•	$1,000 for each committee meeting attended;

•	$5,000 annual fee for committee chairmen; and

•	an annual grant of 3,500 stock options.

      At least 50% of the retainer is paid in the form of restricted stock or nonqualified stock options, although a director may elect to receive a greater proportion of the retainer as well as meeting fees and committee chairman fees in restricted stock or options. If a director chooses to receive options as payment for the retainer, chairman or meeting fees, he or she will receive options on shares with a fair market value equal to 150% of the fee amount otherwise payable to offset the associated risk and lack of dividend equivalents.

      Annual retainer, annual option grant, and committee chairman fees are paid at the beginning of the service year and meeting fees are paid in the month following a meeting of the Board of Directors.

      In the six-month period ended December 31, 2002, four of the seven non-employee directors elected to receive 100% of their retainers in restricted stock. All non-employee directors are reimbursed for any reasonable expenses incurred in connection with their duties as directors of the Company. The Company does not provide any additional compensation to employees who are also members of the Board.

Director Stock Ownership Requirements

      In order to align directors’ interests with the interests of shareholders, the Board requires that directors take at least 50% of their annual retainers in the form of restricted stock or options. Additionally, as an incentive to take more of their compensation in the form of Company equity, directors receive additional shares of restricted stock or options equal to 20% of the cash portion of the annual retainer, meeting, and chairman fees that they elect to take in restricted stock or options.

      Directors are required to hold all restricted stock that they receive from the Company until their service as a director of the Company ends. Restricted stock issued as payment for annual retainers, meeting, and chairman fees vests on the later to occur of (i) the first anniversary of the date of grant and (ii) termination of the director’s service on the Board. Restricted stock issued as incentive stock vests on the later to occur of

(i) the third anniversary of the date of grant and (ii) termination of the director’s service on the Board. Options vest after 12 months.

Security Ownership of Certain Beneficial Owners and Management

      The following table sets forth, as of February 14, 2003, the beneficial ownership of the Company’s common stock for the following persons: (a) all shareholders known by the Company to beneficially own more than five percent of the common stock; (b) each of the Company’s directors; (c) the Company’s Chief Executive Officer and the four other most highly paid executive officers of the Company; and (d) all of the Company’s directors and executive officers as a group. Certain information in the table is based on information contained in filings made by the beneficial owner with the SEC.

	Common Stock
	Beneficially Owned (1)

Name of Beneficial Owner	Shares Owned		Percent of Class

FMR Corp.	7,984,451		9.7%
82 Devonshire Street
Boston, MA 02109
Directors
Michael H. Armacost	5,115		*
Joyce F. Brown	23,094		*
John R. Hall	84,107	(2)	*
James R. Mellor	196,549	(2)	*
W. Henson Moore	11,197		*
Joseph F. Paquette, Jr.	27,906		*
William H. Timbers	1,049,811	(2)	1.3%
James D. Woods	35,243		*
Officers
Dennis R. Spurgeon	171,437	(2)	*
Sydney M. Ferguson	10,843		*
Philip G. Sewell	109,022	(2)	*
Henry Z Shelton, Jr.	293,972	(2)	*
Directors and all executive officers as a group	2,566,468	(2)	3.1%

*	Less than 1%

(1)	For purposes of computing the percentage of outstanding shares beneficially owned by each person, the number of shares owned by that person and the number of shares outstanding includes shares as to which such person has a right to acquire beneficial ownership within 60 days (for example, through the exercise of stock options, conversions of securities or through various trust arrangements), in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended.

(2)	Includes shares subject to options granted pursuant to the Company’s stock plan exercisable, as of February 14, 2003, or within 60 days from such date as follows: Mr. Hall 29,972; Mr. Mellor 139,813; Mr. Timbers 733,200; Mr. Spurgeon 100,000; Mr. Sewell 67,767; and Mr. Shelton 216,000.

Summary Compensation Table

      The following table sets forth information regarding the compensation of the Chief Executive Officer and the four other most highly paid executive officers of the Company for the six-month period ended December 31, 2002 and three fiscal years ended June 30, 2002, 2001, and 2000.

				Long-Term
				Compensation

		Annual Compensation		Restricted
				Stock		All Other
	Fiscal	Salary	Bonus(a)	Awards(b)	Options	Compensation(c)
Name and Principal Position	Year	($)	($)	($)	(#)	($)

William H. Timbers	Six-month Period ended
President and Chief	December 31, 2002	$330,000	$296,550	$216,770	376,068	$5,030
Executive Officer	Fiscal 2002	660,000	782,263	447,142	244,400	8,750
	Fiscal 2001	600,000	381,610	381,599	—	8,540
	Fiscal 2000	600,000	205,832	205,831	1,303,466	8,326
Dennis R. Spurgeon (d)	Six-month period ended
Executive Vice President	December 31, 2002	200,000	65,088	151,211	216,524	32,733
& Chief Operating Officer	Fiscal 2002	400,000	442,679	338,355	300,000	20,600
	Fiscal 2001	30,769	—	—	—	—
Sydney M. Ferguson (e)	Six-month period ended
Senior Vice President	December 31, 2002	125,000	145,782	53,567	85,470	—
	Fiscal 2002	43,269	87,814	14,974	—	—
Philip G. Sewell	Six-month period ended
Senior Vice President	December 31, 2002	125,000	73,515	49,666	90,142	—
	Fiscal 2002	226,000	187,317	105,504	59,300	—
	Fiscal 2001	213,514	103,315	103,300	—	—
	Fiscal 2000	190,000	29,538	29,532	96,000	—
Henry Z Shelton, Jr.	Six-month period ended
Senior Vice President	December 31, 2002	144,500	108,580	70,770	115,271	7,225
and Chief Financial Officer	Fiscal 2002	289,000	227,616	128,281	72,000	13,410
	Fiscal 2001	265,000	120,093	120,088	—	13,533
	Fiscal 2000	265,000	62,608	62,605	384,000	9,556

(a)	Includes amounts earned under the Company’s Annual Incentive Program for the period indicated and paid in the following period.

(b)	The amounts shown for restricted stock awards are the number of restricted shares granted multiplied by the market price of the Company’s common stock on the date of grant.

As of December 31, 2002, Messrs. Timbers, Spurgeon, Ms. Ferguson, Messrs. Sewell and Shelton held 68,549, 47,324, 2,133, 15,898, and 19,345 shares of restricted stock, with values of $412,665, $284,890, $12,841, $95,706, and $116,457, respectively, based on the market price of $6.02 per share for USEC’s common stock on December 31, 2002.

Amounts for the six-month period ended December 31, 2002, include 25,630, 23,786, 8,710, 6,353, and 9,384 shares of restricted stock granted on February 14, 2003, to Messrs. Timbers, Spurgeon, Ms. Ferguson, Messrs. Sewell and Shelton, respectively, which shares will vest one year from the date of grant; and 8,547, 712, 1,531, and 1,887 shares of restricted stock granted on November 6, 2002, to Messrs. Timbers, Spurgeon, Sewell and Shelton, respectively, which shares will vest one year from the date grant.

Amounts for fiscal 2002 include 60,002, 33,954, 2,133, 14,367, and 17,458 shares of restricted stock granted on August 7, 2002, to Messrs. Timbers, Spurgeon, Ms. Ferguson, Messrs. Sewell and Shelton, respectively, which shares will vest one year from the date of grant; and 3,704, 664, and 818 shares of restricted stock granted on November 6, 2001, to Messrs. Timbers, Sewell, and Shelton, respectively, which shares vested November 6, 2002; and 12,658 shares of restricted stock granted on July 10, 2001 to Mr. Spurgeon, which shares will vest three years from the date of grant.

Amounts for fiscal 2001 include 44,894, 12,153, and 14,128 shares of restricted stock granted on July 31, 2001, to Messrs. Timbers, Sewell, and Shelton, respectively, which shares vested on July 31, 2002.

Amounts for fiscal 2000 include 47,729, 6,848, and 14,517 shares of restricted stock granted on August 3, 2000, to Messrs. Timbers, Sewell, and Shelton, respectively, which shares vested on August 3, 2001.

All shares of restricted stock vest upon the occurrence of a change of control of the Company. Holders of restricted stock are entitled to vote the shares and to receive dividends thereon from the date of the grant.

(c)	For Mr. Timbers, amounts include Company contributions of $4,000, $6,800, $6,800, and $6,600 made under the Company’s 401(k) plan and premiums of $1,030, $1,950, $1,740, and $1,726 paid by the Company for the term life component of split-dollar life insurance for the six-month period ended December 31, 2002, and for fiscal years 2002, 2001, and 2000, respectively. For Messrs. Spurgeon and Shelton, amounts reflect Company contributions made under the Company’s 401(k) plan, together with costs of supplemental 401(k) restoration benefits paid by the Company.

(d)	Mr. Spurgeon joined USEC Inc. as Executive Vice President and Chief Operating Officer in June 2001.

(e)	Ms. Ferguson joined USEC Inc. as Senior Vice President in April 2002.

Options/ SAR Grants in Last Fiscal Year

      The following table sets forth information regarding stock options granted in the six-month period ended December 31, 2002, to the executive officers named in the Summary Compensation Table. The amounts shown for each named executive officer as potential realizable values are based entirely on assumed annualized rates of stock price appreciation of 5% and 10% over the full 10-year term of the options. These assumed rates of growth were selected by the SEC for illustration purposes only and are not intended to predict future stock prices, which will depend upon overall stock market conditions and the Company’s future performance and prospects. Consequently, there can be no assurance that the potential realizable values shown in this table will be achieved.

						Potential Realizable
		Individual Grants				Value at Assumed
						Annual Rates of Stock
		Number of	Percent of Total			Price Appreciation for
		Securities	Options Granted	Exercise		Option Term
		Underlying Options	To Employees In	Price	Expiration
Name	Date	Granted(#)	Fiscal Year	($/Sh)*	Date	5%	10%

William H. Timbers	8/7/2002	376,068	25.16%	$7.02	8/7/2012	$1,658,460	$4,208,201
Dennis R. Spurgeon	8/7/2002	216,524	14.49%	$7.02	8/7/2012	$954,871	$2,422,904
Sydney M. Ferguson	8/7/2002	85,470	5.72%	$7.02	8/7/2012	$376,923	$956,409
Philip G. Sewell	8/7/2002	90,142	6.03%	$7.02	8/7/2012	$397,526	$1,008,689
Henry Z Shelton, Jr.	8/7/2002	115,271	7.71%	$7.02	8/7/2012	$508,345	$1,289,882

*	The exercise price of the options granted to the individuals shown above was the fair market value of the Company’s common stock at the date of grant. The options granted vest in three equal annual installments beginning on the first anniversary date.

Aggregated Fiscal Year End Option Values

      The following table sets forth information regarding the aggregate value of stock options held as of the six-month period ended December 31, 2002, by the executive officers named in the Summary Compensation Table:

Number of Securities
	Underlying Unexercised	Value of Unexercised In-
	Options at Fiscal	The-Money Options at
	Year-End	Fiscal Year-End($)
Name	Exercisable/Unexercisible(#)	Exercisable/Unexercisable

William H. Timbers	515,956/756,245	$578,957/$289,478
Dennis R. Spurgeon	100,000/416,524	$ —/$—
Sydney M. Ferguson	—/85,470	$ —/$—
Philip G. Sewell	51,767/145,675	$42,640/$21,320
Henry Z Shelton, Jr.	152,000/227,271	$170,560/$85,280

      No options were exercised during the six-month period ended December 31, 2002 by the executive officers named in the Summary Compensation Table.

Long-Term Incentives — Restricted Stock Unit Awards in Last Fiscal Year

      Senior executive officers of the Company, including the executive officers named in the Summary Compensation Table, are eligible to participate in the Company’s restricted stock unit program under the USEC Inc. 1999 Equity Incentive Plan. The restricted stock unit program is a three-year, performance-based program that is described in more detail in the report of the Compensation Committee on Executive Compensation later in this Proxy Statement.

      A restricted stock unit (RSU) is the right to receive, after the restriction period expires and subject to the achievement of certain goals, cash or stock equal in value to one share of common stock. Dividend equivalents accrue on the RSUs and are payable at the end of the performance period, again subject to the achievement of goals. The Compensation Committee creates the performance goals for the RSUs and will decide, at the end of the three-year performance period, to what extent the goals have been met. Award values will increase or decrease based on performance against the goals, stock price performance and dividend equivalent accruals.

      The following table sets forth the RSU grants made to executive officers named in the Summary Compensation Table in the six-month period ended December 31, 2002.

		Performance	Estimated Future Payouts Under
	Number of	or Other	Nonstock Price-Based Plans
	Shares,	Period Until
	Units or	Maturation	Threshold	Target	Maximum
Name	Other Rights	or Payout	(#)	(#)	(#)

Sydney M. Ferguson	18,293	2-Year Vesting	0	18,293	36,586

      Ms. Ferguson joined the plan effective July 1, 2002; payouts are prorated for a two-year period of participation.

Pension Plan

      USEC maintains a retirement program consisting of the Employees’ Retirement Plan of USEC Inc. that is intended to qualify under section 401(a) of the Internal Revenue Code and a non-qualified Pension Restoration Plan that is intended to provide benefits otherwise limited by section 401(a)(17) and section 415 of the Internal Revenue Code.

      The following table shows the estimated annual straight-life annuity benefit payable under these retirement programs to employees with the specified Final Average Compensation (average compensation over the three years of employment during which the participant’s earnings were the highest) and specified years of credited service upon retirement at age 65. Annual pension amounts represent a combined payment from both the qualified and non-qualified plans.

	Annual Pension

	Years of Credited Service

Final Average Compensation	5	10	20	30	40

$ 100,000	$6,216	$12,216	$24,216	$36,216	$48,216
$ 200,000	12,216	24,216	48,216	72,216	96,216
$ 300,000	18,216	36,216	72,216	108,216	144,216
$ 400,000	24,216	48,216	96,216	144,216	192,216
$ 500,000	30,216	60,216	120,216	180,216	240,216
$ 600,000	36,216	72,216	144,216	216,216	288,216
$ 700,000	42,216	84,216	168,216	252,216	336,216
$ 800,000	48,216	96,216	192,216	288,216	384,216

	Annual Pension

	Years of Credited Service

Final Average Compensation	5	10	20	30	40

$ 900,000	54,216	108,216	216,216	324,216	432,216
$1,000,000	60,216	120,216	240,216	360,216	480,216
$1,100,000	66,216	132,216	264,216	396,216	528,216
$1,200,000	72,216	144,216	288,216	432,216	576,216
$1,300,000	78,216	156,216	312,216	468,216	624,216
$1,400,000	84,216	168,216	336,216	504,216	672,216
$1,500,000	90,216	180,216	360,216	540,216	720,216
$1,600,000	96,216	192,216	384,216	576,216	768,216
$1,700,000	102,216	204,216	408,216	612,216	816,216

      The participant’s retirement benefits are calculated under three different formulae: the Regular Formula, the Alternate Formula using a social security offset, and the Minimum Formula. The formula that gives the participant the largest benefit will be used for the final calculation. The Regular Formula (used as an illustration for the table above) is equal to 1.2% of a participant’s Final Average Compensation multiplied by the number of years and months of credited service, plus $216. The aggregate retirement benefit is not subject to social security or other retirement benefit deductions.

      A participant’s retirement benefit calculation consists of the total earnings, including deferred compensation payable to the participant by the Company but excluding any monies derived from the exercise of stock options. For the five executives named in the Summary Compensation Table, the number of years of credited service as of December 31, 2002 is as follows: Mr. Timbers 9.0 years; Mr. Spurgeon 1.5 years; Ms. Ferguson 0.67 years; Mr. Sewell 1.67 years; and Mr. Shelton 9.0 years.

      The Company also maintains a supplemental executive retirement plan (the “SERP”). The participants include Mr. Timbers, Mr. Spurgeon, Mr. Sewell and Mr. Shelton. The SERP provides that commencing at age 62, Mr. Timbers is entitled to receive a total annual retirement benefit equal to 60% of his final average compensation minus (1) any benefits received by him under the Company’s other retirement programs and (2) his social security benefits. For all other participants, commencing at age 62, they will receive an amount equal to 55% of their final average compensation minus (1) any benefits received by the participant under the Company’s other retirement programs or any retirement program to which the Company has contributed on their behalf and (2) the participant’s social security benefits. A SERP participant’s final average compensation for this purpose includes salary and annual incentive compensation, including cash and stock, earned for the three years preceding the participant’s date of termination.

      In accordance with SEC rules, notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this Proxy Statement or future filings made by the Company under those statutes, the information included under the captions “Report of the Compensation Committee on Executive Compensation,” “Audit, Finance and Corporate Responsibility Committee Report” and “Performance Graph” shall not be deemed filed with the SEC and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes, except to the extent that the Company specifically incorporates these items by reference.

Report of the Compensation Committee on Executive Compensation

     To Our Shareholders

      The Company’s executive compensation program is administered by the Compensation Committee of the Board of Directors. The Committee is comprised of three directors, each of whom the Board has determined is independent under the proposed NYSE listing standards. The Committee is responsible for developing executive compensation policies that support the strategic business objectives and values of the Company. The responsibilities of the Committee include:

•	Annually reviewing and approving corporate goals and objectives relevant to the CEO’s compensation, evaluating the CEO’s performance in light of those goals and objectives, and setting the CEO’s compensation level based on this evaluation;

•	Annually reviewing and approving the design of the executive compensation program;

•	Assessing the effectiveness of executive compensation programs in light of the compensation policies; and

•	Annually reviewing senior executive performance.

     Executive Compensation Philosophy and Design

      USEC’s executive compensation program is designed to attract, retain and motivate the broad-based executive talent required to achieve the Company’s business objectives and increase shareholder value.

      Following shareholder approval of the USEC Inc. 1999 Equity Incentive Plan (“Equity Incentive Plan”), the Committee implemented the Company’s current executive compensation program. The Committee utilized an independent executive compensation consultant to assist in the overall design of the executive compensation program. In addition, the Committee relies on its outside compensation consultant to periodically provide market data regarding compensation levels and practices of companies similar in size and nature to the Company. The survey group consists of companies in the general, utility, chemical and heavy manufacturing industries (the “Survey Group”). This broad-based Survey Group is a significantly larger group of companies than the peer group index included in the Performance Graph (“Peer Group”) that appears later in this Proxy Statement. The Committee reviews and approves the companies used for this comparison. The Committee believes that, taken as a whole, our executive compensation program is competitive within the Survey Group.

      The primary objectives of the Company’s executive compensation program include:

•	Enhancing the Company’s ability to attract, retain, motivate and develop management talent critical to the long-term success of the Company;

•	Aligning the compensation levels with the competitive market for companies of similar size and nature to USEC;

•	Emphasizing variable, at-risk pay, which aligns executive compensation with the Company’s overall performance; and

•	Reinforcing management’s commitment to maximize shareholder value by encouraging equity ownership.

      Elements of the executive compensation program include base salary, an annual incentive opportunity and long-term incentive compensation, each of which is described below. A significant portion of the total compensation of executive officers is “at-risk” (for example, performance-based awards of cash and equity and stock options), with the at-risk component increasing at higher level positions that have greater Company impact. This pay-for-performance philosophy is demonstrated in the overall design of the executive compensation program.

      Current Review Period. In November 2002, the Company announced that it was changing its fiscal year end from June 30 to December 31 to better align its financial reporting with business and industry practice. This change in fiscal year end created a six-month transition period from July 1, 2002 to December 31, 2002, for which the Company has filed a Transition Report on Form 10-K for the six-month period ended December 31, 2002 (the “Fiscal 2002 Stub Year”). In view of this change in fiscal year, the Committee determined to realign the Company’s compensation program with the new fiscal year end, so that for purposes of this Report, the Committee evaluated the performance of the Chief Executive Officer and other executives over the Fiscal 2002 Stub Year period.

      The Committee’s general philosophy regarding its year end executive compensation review with respect to the Fiscal 2002 Stub Year was that executives should not benefit from, nor be penalized by, the shortened evaluation period. As described in more detail below, annual incentive awards were prorated for the six-month period, and the Committee established new corporate and individual performance goals under the annual incentive program for the fiscal year 2003 period that began on January 1, 2003. With respect to annual option grants under the long-term incentive program, the Committee made option grants to executives on August 7, 2002 consistent with past practice. There were no other option grants during the Fiscal 2002 Stub Year, and the next opportunity for option grants will be in July 2003.

      The elements of USEC’s executive compensation program are described in detail below.

      Base Salary. Each executive officer’s base salary reflects the scope of responsibility and accountability of his or her position within the Company. In general, executive officers having the highest level and amount of responsibility have the lowest percentage of their total compensation as base salary. Using market survey data, the base salary level for each executive officer was established within a range of the market median base salary level for the comparable position within the Survey Group – with an adjustment for individual experience and time in the position. The Committee recommends base salary levels to the Board of Directors for its approval. Senior executive officers, with the exception of Mr. Sewell, received no increase in base salary during the Fiscal 2002 Stub Year.

      Annual Incentive. The Company’s Annual Incentive Program provides an opportunity for executive officers and certain other Company employees to earn an annual incentive paid partly in cash and partly in stock and is based primarily on pre-determined annual performance objectives. The annual incentive is linked to corporate and individual performance. Performance measures are a mixture of formula-based Company financial goals based on the Company’s budget and individual key performance objectives. Key performance objectives are designed to support the Company’s strategic initiatives and operating plan. The Committee also takes into account an individual’s demonstrated leadership, initiative, cooperation and coordination in managing his or her respective area.

      Annual incentive awards are made by the Committee if and to the extent corporate and individual performance goals are achieved. At the beginning of each year, performance goals and target awards, which for executive officers range from 36% to 100% of base salary, are defined. Based on performance against these goals, the Committee has the discretion to grant a range of awards calculated as a percentage of the target awards, from 0% of the target award up to 200% of the target award. The targets are set at approximately the 65th percentile of the market, as indicated by the Survey Group. The Committee believes that the goals associated with the target annual incentive payments are achievable yet require considerable effort and innovation on the part of each participant.

      Participants only receive payment under the plan if the minimum level of achievement is reached. Participants must take at least 35% of any annual incentive award in shares of restricted stock of the Company and may take the remainder of the award in cash or additional shares of restricted stock. As an incentive to take more of their compensation in the form of Company stock, participants receive additional shares of restricted stock equal to 20% of the cash portion of any annual incentive award that they elect to take in shares of restricted stock. The restricted stock portion of the award vests one year from the date of grant.

      For the Fiscal 2002 Stub Year, the Committee prorated participants’ annual incentive targets consistent with the six-month performance period, and established six-month incentive targets at half of the annual levels discussed above. The Committee determined that 55% of the CEO’s and senior officers’ six-month incentives would be based on corporate performance, as measured by earnings per share and free cash flow before dividends per share. The remainder of the incentive would be based on a participant’s demonstrated leadership, initiative, coordination and cooperation in managing his or her assigned areas of responsibility. The Committee made a decision that individual key performance objectives would not be taken into consideration for the Fiscal 2002 Stub Year because these objectives, which were established in July 2002, were structured to be evaluated over a 12-month performance period and did not lend themselves to proration.

      During its review of Fiscal 2002 Stub Year performance, the Committee adjusted the earnings and cash flow targets consistent with a six-month performance period and consistent with the Committee’s philosophy that participants not benefit from, nor be penalized by, the shortened evaluation period. On that basis, the Committee determined that the Company had achieved target performance of its adjusted earnings target and free cash flow target in the six-month period. Based on these results and the Committee’s judgment with respect to individual performance in the areas of leadership, initiative, cooperation and coordination, the Committee granted six-month incentive awards to executive officers ranging from 30% to 138% of base salary earned in the Fiscal 2002 Stub Year.

      Long-Term Incentives. Long-term incentives are used by the Company to align executive officers’ and other employees’ interests with those of the shareholders. These incentives create value for an employee by linking the incentives to an increase in the Company’s stock price above the fair market value on the grant date (provided the employee remains in the Company’s employ for the period required for the incentive to vest or be exercisable). In this way, long-term incentives also directly link a portion of an employee’s compensation to the interests of shareholders by providing an incentive to maximize shareholder value. For the Company, long-term incentives for executive officers are a key element and significant component of market-competitive total compensation.

Stock Options. In February 1999, the Committee established a Long-Term Incentive Program under the shareholder-approved Equity Incentive Plan for use with executive officers and other key employees. The program, initially established for a five-year period, is designed to make annual grants of stock options to executive officers and other program participants. Stock options are granted at fair market value and vest ratably over five years for the first year grant and ratably over three years for each annual grant thereafter. In connection with the annual review of executive compensation in July 2002, executive officers received a stock option grant on August 7, 2002, with individual grants ranging from 15,600 to 376,068 options.

Restricted Stock Units. The Long-Term Incentive Program also includes a three-year performance component, which replaced a portion of the annual award of stock options to the Company’s senior executive officers, including the executive officers named in the Summary Compensation Table. For these individuals, one half of their long-term incentive is in the form of an annual grant of stock options, and the other half is in the form of Restricted Stock Units (RSUs) that are payable at the end of a three-year performance period, provided certain performance goals are met.

Each RSU is intended to represent one share of USEC’s common stock. If specific performance goals are achieved, participants will receive cash or stock at the end of the three-year performance period for each RSU, equal to the then-current value of a share of common stock. Participants may also defer payment until they terminate service with the Company. The Committee grants the RSUs, determines the performance goals and performance period and, at the end of the period, determines whether the goals have been met. Participants can receive 0% to 200% of their RSU target based on performance as determined by the Committee. RSUs have no voting or dividend rights, although dividend equivalents accrue and are payable at the end of the performance period, again subject to goals being achieved.

For the performance period from July 1, 2001 to June 30, 2004, there are two performance goals: USEC’s total shareholder return as measured against the S&P 500 total return and specific business performance targets related to achieving milestones under USEC’s advanced technology program. Award values will increase or decrease based on performance against these targets and on stock price performance and dividend equivalent accruals.

      Stock Ownership Guidelines. Every executive officer and certain other employees must hold an ownership stake in the Company that is significant in comparison to their salaries. The Committee has established stock ownership guidelines, which apply to all executive officers and certain other employees, that range from one and one-half to five times base salary levels and must be achieved within a five-year period. All shares of stock acquired through direct purchase, the exercise of options, restricted stock grants, the Company’s 401(k) plan, and the Company’s employee stock purchase plan, count towards the guidelines. Employees meeting each year’s ownership guideline are eligible for an incentive equal to 5% of their current ownership target should the Company also meet its financial goals; employees failing to meet each year’s ownership guideline could have the cash portion of any bonus diverted into the purchase of additional stock until ownership guidelines are met.

     Company Performance and CEO Compensation

      The Committee determines Mr. Timbers’ compensation in the same manner as described above for senior officers, except that the at-risk component of his compensation is a higher percentage of his total compensation. At maximum performance levels, approximately 80% of his annual compensation is at-risk. Upon the recommendation of the Committee, the Board of Directors establishes Mr. Timbers’ base salary at the median of base pay for chief executive officers at companies in the Survey Group. In the Fiscal 2002 Stub Year, Mr. Timbers’ base salary level was $660,000 and was not changed during that period.

      For the Fiscal 2002 Stub Year, the Committee prorated Mr. Timbers’ annual incentive target consistent with the six-month performance period and established his annual incentive target at 50% of base salary. As with the other senior executive officers, the Committee determined that 55% of Mr. Timbers’ six-month incentive would be based on the Company’s corporate performance and the remaining 45% on his demonstrated leadership, initiative, coordination and cooperation.

      In evaluating Mr. Timbers’ performance for the Fiscal 2002 Stub Year, the Committee took into account its determinations as discussed above with respect to the Company’s corporate performance for the period. The Committee also took into account the general performance evaluation of Mr. Timbers completed by the Board’s Nominating and Governance Committee. This evaluation focused on the areas of leadership, initiative, cooperation and coordination. As a result, the Committee awarded a six-month incentive to Mr. Timbers for the Fiscal 2002 Stub Year of $456,225, representing approximately 138% of his base salary earned in the Fiscal 2002 Stub Year. Mr. Timbers received this incentive award 65% in cash and 35% in shares of restricted stock of the Company that will vest one year from the date of grant.

      Mr. Timbers is also a participant in the Company’s Long-Term Incentive Program, including both the stock option component and the three-year RSU performance component discussed above. Long-term incentive compensation is intended by the Committee to represent a significant component of Mr. Timbers’ market-competitive total compensation. In connection with the annual review of executive compensation in July 2002, Mr. Timbers received a stock option grant on August 7, 2002 of 376,068 options. Like other participants in the RSU program, he will not receive any RSU payment until the current performance period ends in June 2004 and then only if the Committee determines that performance goals are met.

     Deductibility of Executive Compensation

      Section 162(m) of the Internal Revenue Code limits deductibility of certain compensation for the Company’s Chief Executive Officer and the four other most highly compensated executive officers employed at year-end to $1 million per year, unless the compensation is performance-based within the meaning of Section 162(m). Compensation is performance based for this purpose if, among other requirements, the shareholders of the Company approve the performance goals on which award payments are based. Shareholders have previously approved the USEC Inc. 1999 Equity Incentive Plan. Accordingly, provided the other requirements of Section 162(m) are satisfied, awards that are based on the attainment of the performance goals established under that plan will qualify as performance-based compensation under Section 162(m). While the Committee intends to rely on performance-based compensation programs to preserve the deductibility of compensation paid to the executive officers to the extent consistent with its overall compensation policy, it reserves the authority to award non-deductible compensation in certain circumstances as it deems appropriate.

     Summary

      The Committee believes that the policies and programs described in this Report effectively link pay and performance, serves the best interests of shareholders and are appropriately balanced to provide the appropriate motivation for executives to contribute to the Company’s overall future success. The Committee will continue to review the effectiveness of all elements of USEC’s executive compensation program to ensure that the Company can continue to attract, retain, and motivate talented executives who can achieve its business objectives and increase shareholder value.

      Respectfully submitted by the Compensation Committee:

John R. Hall, Chairman	Joseph F. Paquette, Jr.
Joyce F. Brown

Employment Contracts, Termination of Employment and Change in Control Arrangements

     Agreement with Mr. Timbers

      In 1999, the Board of Directors approved an employment agreement between the Company and Mr. Timbers for an initial five-year term, with an automatic one-year extension unless either party gives notice not to renew. However, in the event of a change in control (as defined in the Company’s 1999 Equity Incentive Plan), the agreement will continue for not less than three years from the date of the change in control.

      By the terms of his agreement, Mr. Timbers holds the following corporate positions: President and Chief Executive Officer of the Company, a director on the Company’s Board of Directors and a director and the President of each of the Company’s subsidiaries. Mr. Timbers receives an annual base salary of not less than $600,000, participates in the Company’s annual and long-term incentive programs at a level commensurate with his position and participates in the Company’s employee benefit and fringe benefit plans and programs applicable to senior management of the Company. In addition, the Company provides Mr. Timbers with an executive term life insurance policy.

      If Mr. Timbers’ employment is terminated by the Company without cause, by Mr. Timbers for good reason or by reason of Mr. Timbers’ death or disability, he (or his estate or beneficiary) will receive (i) a lump sum cash payment equal to three times the sum of his average annual base salary and bonus for the most recent three years, (ii) continuation of welfare benefits for a period up to three years (or, if sooner, until Mr. Timbers is covered by comparable programs of a subsequent employer (and reduced to the extent Mr. Timbers receives comparable benefits)), (iii) three additional years of age credited for purposes of retirement plan benefits, (iv) immediate vesting of his equity based awards and (v) office space and administrative support for two years. In addition, he will be entitled to ownership of the paid up term life insurance policy.

      If Mr. Timbers’ employment is terminated by reason of the expiration of the term of the agreement, the cash payment will equal one and one-half times the sum of his average annual base salary and bonus and his welfare benefits will continue for 18 months. Mr. Timbers will also receive one and one-half years of age credited for purposes of his retirement plan benefits, office space and administrative support for one year, and the life insurance and vesting benefits described above. If Mr. Timbers receives payments, whether or not under his employment agreement, that would subject him to any federal excise tax due under section 4999 of the Internal Revenue Code, he will also receive a cash payment equal to the amount of such excise tax.

      The agreement also contains provisions requiring Mr. Timbers to keep information confidential for a period beyond the term of the agreement, to comply with appropriate provisions regarding non-competition and non-solicitation of employees and to consult with the Company in certain circumstances.

     Agreement with Mr. Spurgeon

      In July 2001, the Board of Directors approved an employment agreement between the Company and Mr. Spurgeon for an initial three-year term, with an automatic one-year extension unless either party gives notice not to renew. However, in the event of a change in control (as defined in the Company’s 1999 Equity

Incentive Plan), the agreement will continue for not less than three years from the date of the change in control.

      By the terms of his agreement, Mr. Spurgeon holds the following corporate positions: Executive Vice President and Chief Operating Officer of the Company and its subsidiary, United States Enrichment Corporation. Mr. Spurgeon receives an annual base salary of not less than $400,000, and was granted, effective July 10, 2001, (i) restricted common stock of the Company with a value on the grant date of $100,000, which shall vest and become non-forfeitable on the third anniversary of the date of grant and (ii) a non-qualified option to acquire 300,000 shares of common stock of the Company, vesting in three equal installments on each of the first three anniversaries of the grant date. Mr. Spurgeon participates in the Company’s annual and long-term incentive programs at a level commensurate with his position and participates in the Company’s employee benefit and fringe benefit plans and programs applicable to senior management of the Company.

      If Mr. Spurgeon’s employment is terminated by the Company without cause, by Mr. Spurgeon for good reason or by reason of Mr. Spurgeon’s death or disability, he (or his estate or beneficiary) will receive (i) a lump sum cash payment equal to one time (two and one-half times if the date of termination occurs on or after the date of a change in control) the sum of his final average annual base salary and bonus for the three years preceding the date of termination, (ii) continuation of welfare benefits for a period up to thirty months (or, if sooner, until Mr. Spurgeon is covered by comparable programs of a subsequent employer (and reduced to the extent Mr. Spurgeon receives comparable benefits)) and (iii) immediate vesting of his equity based awards. If Mr. Spurgeon’s employment is terminated by reason of the expiration of the term of the agreement, the Company will pay him the amounts and benefits described above. If Mr. Spurgeon receives payments, whether or not under his employment agreement, that would subject him to any federal excise tax due under section 4999 of the Internal Revenue Code, he will also receive a cash payment equal to the amount of such excise tax.

      The agreement also contains provisions requiring Mr. Spurgeon to keep information confidential for a period beyond the term of the agreement, to comply with appropriate provisions regarding non-competition and non-solicitation of employees, and to consult with the Company in certain circumstances.

     Change in Control Agreements

      The Company has entered into change in control agreements with each of the executive officers, other than the Chief Executive Officer and the Chief Operating Officer, named in the Summary Compensation Table. These agreements provide benefits to these officers upon certain terminations of employment following a change in control of the Company (as such term is defined in the agreements).

      Each of the agreements has an initial three-year term, and is automatically extended for additional one-year periods unless the Board has given notice of non-renewal. Upon a change in control, the agreements will expire no earlier than three years following the date that the change in control occurs. Each agreement provides that the officer will be entitled to the severance benefits described below if the Company terminates his employment following a change in control for any reason other than cause, or if the officer terminates his employment for good reason.

      The benefits consist of a lump sum payment equal to two and one-half times the sum of the officer’s average annual base salary and bonus for the most recent three years commencing on or after February 3, 1999. In addition, under the terms of each agreement, the Company would provide the officer and his dependents with continuation of medical and similar benefits for two and one-half years following the occurrence of the change in control or, if sooner, until the officer is covered by comparable programs of a subsequent employer (and reduced to the extent the officer receives comparable benefits), provided the officer complies with the non-competition, non-solicitation and confidentiality provisions of the agreement. In addition, the officer will receive two and one-half additional years of service for purposes of retirement plan benefits. If the officer receives payments, whether or not under his agreement, that would subject him to any federal excise tax due under section 4999 of the Internal Revenue Code, then he will also receive a cash payment equal to the amount of such excise tax.

Certain Relationships and Related Transactions

      The Company and James R. Mellor, the Chairman of the Board of Directors, are parties to an agreement under which Mr. Mellor provides consulting services to the Company for an annual fee of $300,000. For the period from July 27, 2002 to December 31, 2002, the Company paid Mr. Mellor $125,000. On August 7, 2002, the Board also granted Mr. Mellor an option to purchase 56,980 shares of USEC’s common stock. These options will vest on August 7, 2003.

      On February 6, 2002, Mr. Timbers received a loan from USEC in the principal amount of $229,652 to pay taxes due upon the vesting of restricted shares of common stock granted to Mr. Timbers in February 1999. This loan was provided consistent with the philosophy and design of the Company’s executive compensation program, a primary objective of which is reinforcing management’s commitment to maximize shareholder value by encouraging equity ownership. The loan bears interest at the prime rate as published in the Wall Street Journal plus 100 basis points. The rate is adjusted quarterly and interest compounds annually. Principal and accrued interest are due no later than 10 years from the date of the loan and become payable upon termination of employment. As of December 31, 2002, $241,229 was outstanding under the loan.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors, and persons who own more than ten percent of a registered class of equity securities to file reports of beneficial ownership and changes in beneficial ownership with the SEC.

      Based on Company records and other information, USEC believes that all SEC filing requirements applicable to its directors and officers were complied with for the six-month period ended December 31, 2002.

Performance Graph

      The following graph shows a comparison of cumulative total returns for an investment in the common stock of the Company, the S&P 500 Index, and a peer group of companies. USEC is the only U.S. company in the uranium enrichment industry; however, USEC has identified a peer group of companies with which it shares similar business attributes. This group includes utilities with nuclear power generation capabilities, chemical processing companies, and aluminum companies. USEC services companies in the utility industry, and its business is similar to that of chemical processing companies. USEC shares characteristics with aluminum companies in that they are both large users of electric power. The Performance Graph commences as of the date the Company’s common stock began publicly trading, which is July 23, 1998. The graph reflects the investment of $100 on July 23, 1998 in the Company’s common stock, the S&P 500 Index and in the peer group, and the reinvestment of dividends.

Performance Graph

	July 23, 1998	June 30, 1999	June 30, 2000	June 30, 2001	June 30, 2002	December 31, 2002

USEC Inc.	$100.00	$111.20[1]	$ 39.13	$ 78.39	$ 88.21	$ 63.08

S&P 500 Index	$100.00	$122.04	$130.76	$111.37	$ 91.34	$ 81.51

Peer Group Index[2]	$100.00	$113.81	$114.32	$171.79	$164.64	$138.97

(1)	The total return for an investment in the common stock of USEC Inc., based on the average closing price of the five business days before and after June 30, 1999, would have been -7.49%. On June 30, 1999, there was an unusual fluctuation in the price of the stock. This fluctuation was the result of the stock’s inclusion in the Russell 2000 index.

(2)	The Peer Group consists of: Air Products and Chemicals, Inc., Albemarle Corporation, Alcoa Inc., Commonwealth Industries, Inc., Constellation Energy Group, Inc., Dominion Resources, Inc., Duke Energy Corporation, Eastman Chemical Company, Exelon Corporation, Georgia Gulf Corporation, NL Industries, Inc., OM Group, Inc., PPL Corporation, Praxair, Inc., Progress Energy, Inc., The Southern Company, and XCEL Energy, Inc. In accordance with SEC requirements, the return for each issuer has been weighted according to the respective issuer’s stock market capitalization at the beginning of each period for which a return is indicated.

Audit, Finance and Corporate Responsibility Committee Report

      The Audit, Finance and Corporate Responsibility Committee of the Board of Directors (the “Committee”) is comprised of three directors, each of whom satisfies the definition of independent director as defined in the NYSE’s current and proposed listing standards and the provision of Sarbanes-Oxley, as implemented by recent proposed SEC rules, requiring entirely independent audit committees, and operates under a written charter. The Committee meets with the internal and independent auditors, with and without management present, to facilitate and encourage private communication.

      In fulfilling its responsibilities, the Committee has reviewed and discussed with management and the independent auditors the Company’s audited consolidated financial statements for the six-month period ended December 31, 2002.

      The Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. In addition, the Committee has received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, and has discussed with the auditors the auditors’ independence.

      The following amounts were billed to the Company by the independent auditors for services rendered for the six-month period ended December 31, 2002:

Type of Fee	Amount Billed

Audit and Quarterly Review Fees	$387
Financial Information Systems Design and Implementation Fees	-0-
Tax Consulting	-0-
All Other Fees	$74

      The Committee considered and concluded that the provision of non-audit services by the independent auditors was compatible with maintaining their independence.

      In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited consolidated financial statements referred to above be included in the Company’s Transition Report on Form 10-K for the six-month period ended December 31, 2002.

Audit Committee

James D. Woods, Chairman	Joseph F. Paquette, Jr.
Michael H. Armacost

ITEM 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

      The Audit, Finance and Corporate Responsibility Committee of the Company has appointed the firm of PricewaterhouseCoopers LLP to serve as independent auditors of the Company for 2003, subject to ratification of this appointment by the shareholders of the Company. PricewaterhouseCoopers LLP has advised the Company that neither it nor any member thereof has any direct or material indirect financial interest in the Company or any of its subsidiaries in any capacity. One or more representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so. PricewaterhouseCoopers representatives will be also be available to respond to appropriate questions.

Vote Required for Ratification

      The Audit, Finance and Corporate Responsibility Committee has sole authority for appointing and terminating USEC’s independent auditors for 2003. Accordingly, shareholder approval is not required to appoint PricewaterhouseCoopers as USEC’s independent auditors for 2003. The Audit, Finance and Corporate Responsibility Committee believes, however, that submitting the appointment of PricewaterhouseCoopers to the shareholders for ratification is a matter of good corporate governance. If the shareholders do not ratify the appointment, the Audit, Finance and Corporate Responsibility Committee will review its future selection of independent auditors.

      The ratification of the appointment of PricewaterhouseCoopers as USEC’s independent auditors requires the affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote.

      The Board recommends voting FOR ratification of the appointment of PricewaterhouseCoopers LLP, as independent auditors.

Other Matters

      As of the date of this Proxy Statement, the Board of Directors does not know of any matters to be presented at the Annual Meeting other than those specifically set forth above. If other matters should properly come before the Annual Meeting or any adjournment thereof, including shareholder proposals that have been excluded pursuant to Rule 14a-8 under the Exchange Act, the persons named as proxies in the enclosed proxy card intend to vote the shares represented by them in accordance with their best judgment with respect to such matters.

Proposals By Shareholders

      In order to be considered for inclusion in the Company’s proxy statement for the next annual meeting of shareholders, proposals from shareholders must be received by the Secretary of the Company at Two Democracy Center, 6903 Rockledge Drive, Bethesda, Maryland 20817 not later than November 13, 2003.

      As provided in the Company’s bylaws, a shareholder’s nomination for directors or other proposals to be brought before the next annual meeting of shareholders must be delivered to the Company’s Secretary not less than 90 days nor more than 120 days prior to the anniversary date of the previous year’s annual meeting, unless the date of the next annual meeting is more than 30 days before or more than 60 days after such anniversary date, in which case notice must be received not later than the tenth day following the day on which notice of the meeting is mailed or public disclosure of the date of the annual meeting is made. Accordingly, proposals intended to be brought before the next annual meeting of shareholders must be received by the Company between December 30, 2003 and January 29, 2004 in order to be considered timely, unless the Company gives notice that the date of the annual meeting is more than 30 days before, or more than 60 days after, April 28, 2004.

Miscellaneous

      The cost of soliciting proxies will be borne by USEC. The solicitation will be primarily by mail. In addition to the use of mail, some of the officers, directors, and employees of USEC and its subsidiaries may solicit proxies by telephone, telegram, or personal interview without additional remuneration for such activity. USEC intends to reimburse banks, brokerage houses, and other institutions, custodians, nominees, and fiduciaries for reasonable expenses in forwarding proxy material to their principals. We have also made arrangements with Morrow and Company to assist us in soliciting proxies from banks, brokers, and nominees and have agreed to pay up to approximately $8,500 plus expenses for such services.

      Shareholders are urged to sign and date the enclosed proxy card and return it today in the enclosed envelope.

By order of the Board of Directors,

Timothy B. Hansen
Secretary

Bethesda, Maryland

March 12, 2003

1803-PS-03

DETACH HERE

PROXY

USEC INC.

THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS OF USEC INC. FOR THE
2003 ANNUAL MEETING OF USEC SHAREHOLDERS

James R. Mellor, William H. Timbers, and Timothy B. Hansen, or any of them, each with full power of substitution, are hereby authorized to vote the undersigned’s shares of common stock, par value $0.10 per share, of USEC Inc. (“USEC”) at the 2003 Annual Meeting of Shareholders of USEC, scheduled to be held on Monday, April 28, 2003, at 10:00 a.m. local time, at USEC Inc., 6903 Rockledge Drive, Bethesda, Maryland 20817, and at any and all adjournments, postponements, continuations or reschedulings thereof (the “Annual Meeting”), upon the matters set forth in the Proxy Statement furnished by USEC (the “Proxy Statement”) and upon such other matters as may properly come before the Annual Meeting, voting as specified on this card with respect to the matters set forth in the Proxy Statement, and voting in the discretion of the above-named persons on such other matters as may properly come before the Annual Meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF PROPOSALS 1 AND 2.

PLEASE SIGN AND DATE THE REVERSE SIDE OF THIS PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

USEC INC.

C/O EQUISERVE TRUST COMPANY, N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒	Please mark votes as in this example

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSALS 1 AND 2.

				FOR	AGAINST	ABSTAIN
1.	The election of the following eight persons as directors of USEC to hold office until their successors are duly elected and qualified:	2.	To ratify the appointment of PricewaterhouseCoopers LLP as independent auditors of USEC Inc. for the fiscal year ending December 31, 2003.	☐	☐	☐

Nominees:	(01) James R. Mellor, (02) Michael H. Armacost, (03)Joyce F. Brown, (04) John R. Hall, (05) W. Henson Moore, (06) Joseph F. Paquette, Jr., (07) William H. Timbers and (08) James D. Woods

	FOR ALL NOMINEES	☐	WITHHELD FROM ALL NOMINEES	☐

☐	For all nominees except as noted above

PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED, POSTAGE-PREPAID, BUSINESS REPLY ENVELOPE. NO ADDITIONAL POSTAGE IS NECESSARY IF SUCH ENVELOPE IS MAILED IN THE UNITED STATES.

The undersigned hereby revokes all proxies heretofore given by the undersigned to vote at the Annual Meeting.

Please sign your name exactly as it appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If signing on behalf of a corporation, please sign in full corporate name by the president or other authorized officer(s). If signing on behalf of a partnership, please sign in full partnership name by authorized person(s).

Signature:	Date:	Signature:	Date: